EXHIBIT 10.11

IDEXX LABORATORIES, INC.

AMENDED AND RESTATED AGREEMENT

           This Agreement, dated as of October 17, 2001, amends and restates in its entirety the Agreement dated as of August 26, 1999 between IDEXX Laboratories, Inc. ("IDEXX") and David E. Shaw ("Shaw") regarding Shaw's reappointment as Chief Executive Officer of IDEXX, and the planned recruitment and appointment of a person to succeed Shaw as such Chief Executive Officer. In consideration of Shaw's willingness to serve as Chief Executive Officer pending the identification and appointment of a successor (the "Succession"), and to serve as Executive Chairman for a period of time after the Succession, and for other good and valuable consideration, the parties agree as follows:

1.	From the date hereof until the earlier of the date of the Succession or June 30, 2002 (the
"CEO Term"), Shaw agrees to serve, and IDEXX agrees to retain Shaw, as Chief
Executive Officer, unless Shaw resigns prior to expiration of the CEO Term. During the
CEO Term, Shaw will perform responsibilities consistent with his position as Chief
Executive Officer and will assist in the recruitment of a successor.

2.	If and as long as requested by the Board of Directors, for the period from the end of the
CEO Term to up to two years thereafter (such period, the "Executive Chairman Term"
and together with the CEO Term, the "Term"), Shaw agrees to serve as a part-time employee of IDEXX with the title of "Executive Chairman." During the Executive
Chairman Term, Shaw will perform part-time responsibilities consistent with his position as Executive Chairman, as mutually agreed with the Board of Directors. It is expected that such responsibilities will be primarily in the areas of strategy and acquisitions.

3.	Shaw's annual base salary during the CEO Term shall initially be $500,000, and will be subject to change during the CEO Term by mutual agreement. Eligibility for cash bonuses or stock option grants will be at the discretion of IDEXX's Board of Directors but consistent with senior officer guidelines. In consideration for Shaw's extended service to the Company since its inception and his willingness to assist with the succession, during the two-year period following the end of the CEO Term, regardless whether Shaw is requested to serve as Executive Chairman, IDEXX shall pay to Shaw an annual sum of $500,000, payable in equal bi-weekly installments, provided that payments under this sentence shall cease if and when Shaw is entitled to any payment under the Employment Agreement dated April 25, 1997 between Shaw and IDEXX (the
"Employment Agreement") as a result of a Change of Control (as defined therein).

4.	During both the CEO Term and Executive Chairman Term, Shaw will participate on the same basis and at the same level that he currently participates in IDEXX health insurance and other benefit programs, including the availability of on-site and off-site administrative support and office facilities.

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5.	All of Shaw's options to purchase shares of IDEXX common stock shall become vested and exercisable in full upon the last day of the Term, unless he voluntarily resigns prior to the end of the Term.

6.	The Employment Agreement will remain in effect and, in the event of any conflict or inconsistency between this Agreement and such Employment Agreement, this
Agreement shall control. For purposes of the Employment Agreement, from and after the end of the CEO Term: (a) the Employment Period shall be deemed to end upon expiration of the Executive Chairman Term, (b) the responsibilities of Shaw shall be as set forth in this Agreement rather than Section 4 of the Employment Agreement, and (c)
Shaw's "Annual Base Salary" for purposes of Section 6(a)(i)(B) of the Employment
Agreement shall mean Shaw's annual base salary as of the end of the CEO Term.

Agreed to as of October 17, 2001.

IDEXX Laboratories, Inc.:

By: /s/ James, L. Moody, Jr._________	By: /s/ David E. Shaw__________
James L. Moody, Jr., Chairman	David E. Shaw
Compensation Committee